EXPENSE LIMITATION UNDERTAKING

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105

                                                                 May 10, 2005

ALLIANCEBERNSTEIN INTERNATIONAL
RESEARCH GROWTH FUND, INC.
1345 Avenue of The Americas
New York, New York 10105

Dear Sirs:

          Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by the AllianceBernstein International Research Growth Fund, Inc. (the "Fund") to be limited to 1.65%, 2.35%, 2.35% and 1.35% of the aggregate average daily net assets for Class A, Class B, Class C and Advisor Class shares of the Fund, respectively (the "Limitation"). To determine the amount of expenses of each Class in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Fund (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of each Class recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Fund's current day (the "Allowable Expenses"). If the expenses of any Class for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse the Fund accordingly.

          For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating on July 31, 2006. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period, of our determination not to extend this Undertaking beyond its then current term. We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Fund on Form N-1A with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes and expressly permit you to do so.

                                            Very truly yours,



                                            ALLIANCE CAPITAL MANAGEMENT L.P.

                                            By:    Alliance Capital Management
                                                   Corporation, its general
                                                   partner

                                            By: _____________________________


00250.0238 #613190